Exhibit 99.1

Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-9876
awakeham@leapwireless.com

Leap Adopts Tax Benefit Preservation Plan

SAN DIEGO — August 31, 2011 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, announced today that its Board of Directors has adopted a tax benefit preservation plan intended to preserve the long-term value of the Company’s net operating loss carryforwards.

As of June 30, 2011, Leap had net operating loss carryforwards (referred to as “NOLs”) of approximately $2.3 billion, which could be used to reduce future federal and state income tax obligations. However, the Company’s ability to use these NOLs may be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if stockholders that own (or are deemed to own) at least 5 percent of Leap’s outstanding common stock increased their cumulative ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.

The Company’s Board of Directors previously adopted a tax benefit preservation plan in September 2010 when the Company estimated that the cumulative change in ownership of Leap common stock for purposes of Section 382 was in the mid-40 percent range. In June 2011, the Company estimated that the cumulative change in ownership for purposes of Section 382 had decreased to approximately 29 percent and the Board therefore approved the termination of the 2010 plan. Since that time, the market prices of many wireless companies including the Company have dropped significantly and there has been substantial trading in Leap common stock. As a result, the Company believes that its cumulative change in ownership for Section 382 purposes has increased to greater than 40 percent and the Board determined that it was in the best interests of the Company and its stockholders to adopt the 2011 plan. The Company currently intends to submit the 2011 plan to stockholders for approval at the Company’s next annual meeting.

Leap Adopts Tax Benefit Preservation Plan

As part of the 2011 plan, the Company’s Board of Directors declared a dividend of one preferred stock purchase right on each outstanding share of Leap common stock. The dividend will be payable to holders of record as of the close of business on September 12, 2011. Any shares of Leap common stock issued after the record date will be issued together with the rights.

The preferred stock purchase rights are not currently exercisable and initially will trade only with Leap common stock. However, if any person or group acquires 4.99 percent or more of Leap common stock, or if a person or group that already owns 4.99 percent or more of Leap common stock acquires additional shares, then, subject to certain exceptions, the preferred stock purchase rights would separate from the common stock and become exercisable for shares of Leap common stock having a market value equal to twice the exercise price, resulting in significant dilution to the ownership interests of the acquiring person or group.

The Company’s Board of Directors has established a procedure to consider requests to exempt acquisitions of Leap common stock from the 2011 plan if it determines that doing so would not limit or impair the availability of the NOLs.

The rights will expire on August 31, 2014. The rights may also expire on an earlier date upon the occurrence of other events, including a determination by the Company’s Board of Directors that the NOLs have been utilized or are no longer available, or that the 2011 plan is no longer necessary to protect the NOLs. The 2011 plan also may be terminated at any time by the Board before the rights become exercisable.

The 2011 plan is similar to tax preservation plans adopted by many other public companies with significant NOLs. The issuance of the preferred stock purchase rights will not affect the Company’s reported earnings or loss per share and is not taxable to the Company or its stockholders.

Additional information regarding the 2011 plan will be set forth in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

Leap Adopts Tax Benefit Preservation Plan

About Leap

Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include discussions regarding our expectation of generating future taxable income, deriving future benefits from our NOLs and possible limitations on our use of those NOLs and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, our ability to generate future taxable income and realize the benefit of our NOLs, the difficulty of determining all of the facts necessary to determine our ability to utilize our NOLs under Section 382, unanticipated interpretations of the Internal Revenue Code and regulations and unreported buying or selling activities by stockholders. In addition, our adoption of the 2011 plan does not prevent one or more stockholders from engaging in buying or selling activities that may, notwithstanding the dilution to such stockholders’ interests under the rights agreement, have an adverse impact on our ability to fully utilize our NOLs. More information about these and other risks, uncertainties and assumptions that could affect our forward-looking statements can be found in section entitled “Risk Factors” included in our periodic reports filed with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 25, 2011, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 5, 2011.

Leap Adopts Tax Benefit Preservation Plan

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.